SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported): October 1, 2002



                            HERSHA HOSPITALITY TRUST
             (Exact name of registrant as specified in its charter)


     Maryland                         005-55249                  251811499
(State or other jurisdiction    (Commission File No.)         I.R.S. Employer
      of incorporation)                                     (Identification No.)


                            148 Sheraton Drive, Box A
                       New Cumberland, Pennsylvania 17070
                    (Address of principal executive offices)


                                 (717) 770-2405
              (Registrant's telephone number, including area code)


                                       N/A
          (former name or former address, if changed since last report)


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ITEM  2.  ACQUISITION OR DISPOSITION OF ASSETS

     On October 1, 2002, Hersha Hospitality Trust (the "Company"), through its interest in Hersha Hospitality Limited Partnership (the "Partnership"), completed its acquisition of all the assets of 5544 JFK III Associates, LP, a Pennsylvania limited partnership (the "Seller"). The Seller does not own any assets other than a 110-room Doubletree Club hotel located at the John F.
Kennedy  International  Airport,  Jamaica,  New  York.

     The Partnership purchased all of the assets of the Seller for approximately $11.5 million. The purchase price of this hotel will be adjusted on December 31, 2004 by applying a pricing methodology to such hotel's cash flows in a manner similar to that of the other hotels purchased by the Partnership. The initial purchase price for this hotel was based upon management's projections of the hotel's performance for one year following its purchase. The percentage lease for this hotel provides for fixed initial rent for the adjustment period that provides the Company with a 12% annual yield on the initial purchase price, net of certain expenses. At the end of the adjustment period, December 31, 2004, the Company will calculate a value for the hotel, based on the actual net income during the previous twelve months, net of certain expenses, such that it would have yielded a 12% return. The Company then will apply the percentage rent formula to the hotel's historical revenues for the previous twelve months on a pro forma basis. If the pro forma percentage rent formula would not have yielded a pro forma annual return to the Company of 11.5% to 12.5% based on this calculated value, this value is adjusted either upward or downward to produce a pro forma return of either 11.5% or 12.5%, as applicable. If this final purchase price is higher than the initial purchase price, then the Seller will receive consideration in an amount equal to the increase in price. If the final purchase price is lower than the initial purchase price, then the Seller will return to the Company consideration in an amount equal to the difference. Any purchase price adjustment must be approved by a majority of the Company's independent trustees and will be made either in operating partnership units or cash as determined by the Company's Board of Trustees, including the independent trustees.

     The Partnership acquired all the assets in the Seller and consequently the Doubletree Club hotel through the assumption of approximately $8.7 million of mortgage and lease indebtedness, assumption of approximately $1.0 million of related party payables and a note payable to the Seller for approximately $1.8 million.

     The Seller is owned by Hasu P. Shah, the Company's Chairman and Chief Executive Officer, K. D. Patel, one of the Company's Trustees, Kiran P. Patel, the Company's Secretary, and certain officers and other affiliates of Hersha Hospitality Management, L.P. ("HHMLP"), the lessee of several of the Partnership's other hotel properties that also will lease this hotel from the Company. HHMLP is owned by the same individuals and affiliated entities of these individuals that own the Seller. HHMLP has entered into a percentage lease with respect to this hotel that went into effect as of October 1, 2002. This percentage lease provides for payment of rent based in part on the room revenues from the hotel.


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     The following table sets forth (i) the Initial Fixed Rent, (ii) Annual Base
Rent and (iii) the annual Percentage Rent formula currently anticipated for this hotel:

Acquired            Initial      Base
Hotel             Fixed Rent     Rent    Percentage Rent Formula
----------------  -----------  --------  -----------------------

DoubleTree Club,  $ 1,587,000  $747,500  53.3% of room revenue up to
Jamaica,                                 $2,000,000 plus 65% of room
New York                                 revenues in excess of
                                         $2,000,000 but less than
                                         $2,750,000 plus 29.0% of room
                                         revenue in excess of
                                         $2,750,000, plus 8.0% of all
                                         non-room revenue.


ITEM  7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements. No financial statements are required to be filed in connection with this acquisition pursuant to Rule 3-05 of Regulation S-X.

(b) Pro Forma Financial Statements. No pro forma financial statements are required to be filed in connection with this acquisition pursuant to Rule 11-01 of Regulation S-X.

(c) Exhibits. The following exhibits are required by Item 601 of Regulation S-K and are listed below:

     Exhibit No.    Description of Exhibit
     -----------    ----------------------

       10.1         Contribution Agreement, dated as of October 1, 2002 between
       ==== Shree Associates, JSK II Associates, Shreeji Associates, Kunj Associates, Shanti III Associates, Devi Associates, Neil H. Shah, David L. Desfor, Madhusudan I. Patni and Shreenathji Enterprises, Ltd. as Contributors, and Hersha Hospitality Limited Partnership, a Virginia limited partnership, as Acquiror

       10.2         Form of Percentage Lease
       ====



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    HERSHA HOSPITALITY TRUST


Date:   October 15, 2002                            By:   /s/  Ashish R. Parikh
                                                          ----------------------
                                                    Ashish R. Parikh
                                                    Chief Financial Officer


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